Samaritan Pharmaceuticals Welcomes Two New Independent Directors to Its Board

LAS VEGAS – January 7, 2008 — Samaritan Pharmaceuticals, Inc. (OTCBB:SPHC), a biopharmaceutical company focused on developing innovative therapeutics in the areas of CNS, cancer, cardiovascular, and infectious diseases, has appointed two new independent members, Jack L. Ayala and Robert W. Crane, to its Board of Directors. Mr. Ayala and Mr. Crane bring valuable experience and their appointment strengthens Samaritan’s commitment to maintain a majority of independent members that reflects today’s best practices on its Board. Samaritan’s board now comprises of eight independent directors and two internal directors.

Dr. Janet Greeson, CEO of Samaritan Pharmaceuticals stated, “I am pleased to welcome Jack and Bob to the board at this exciting time when we are positioned for clinical trials and scientific growth. They bring a wealth of healthcare experience and business knowledge to Samaritan. I am confident their strength and skills will compliment our trustworthy board and believe they will strengthen our efforts to propel our rich pipeline of innovative drugs and thus increase our shareholder’s value.”

Mr. Ayala has more than thirty years of health care experience as an accomplished executive of managed care companies and hospitals with clinical trial experience. He has held the position of Executive Vice President and Chief Administrative Officer of Palm Springs General Hospital since 2005, he served as Senior Vice President and COO of the Saint Agnes Medical Center (SAMC) and Mr. Ayala has held several other executive level positions at other hospitals and health care facilities. Mr. Ayala received a BA in Sociology and his MBA from Fordham University. He completed his Public Health Administration Residency at Misericordia Hospital Medical Center in Bronx, NY. Mr. Ayala has accepted the role of Chairman of the Nomination Committee and as a member of the Audit Committee and Compensation Committee.

Robert W. Crane is the founder of Retirement Planning Consultants, Inc., a strategic planning advisory services company to help people and companies protect their financial assets. Mr. Crane has held executive positions in the insurance industry since 1973 and has attained several prestigious designations in the area including Chartered Life Underwriter (CLU), Chartered Financial Consultant (ChFC), Chartered Advisor for Senior Living (CASL). Mr. Crane has accepted the role of being a member of the Compensation Committee and Nomination Committee.

About Samaritan Pharmaceuticals

Samaritan Pharmaceuticals: ``Transforming Today’s Science Into Tomorrow’s Cures...’’

Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company committed to bringing innovative life-saving drugs to suffering patients.

Website: http://www.samaritanpharma.com Please register so we can notify you of upcoming conference calls, news and events.

Disclaimer

The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-Q filed November 19, 2007. The company undertakes no duty to update forward-looking statements.

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Investor Relations:

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Erica Ruderman

Rachel Colgate

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